Exhibit 99.2

Description of Relationships between Seagate Technology plc and Samsung Electronics Co., Ltd.

On December 19, 2011, Seagate Technology plc (the “Company”) completed the acquisition of Samsung Electronics Co., Ltd.’s (“Samsung”) hard disk drive business pursuant to an Asset Purchase Agreement (“APA”), previously filed on August 17, 2011 as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2011, by which the Company acquired certain assets and liabilities of Samsung relating to the research and development, manufacture and sale of hard disk drives (the “Acquisition”). The acquisition-date fair value of the consideration transferred totaled $1,140 million, which consisted of $571 million of cash, $10 million of which was paid as a deposit upon signing the APA in the fourth quarter of fiscal year 2011, and 45,239,490 ordinary shares with a fair value of $569 million as of the closing of the Acquisition. Samsung disclosed on its Schedule 13D filed with the SEC on December 20, 2011 that it beneficially owned more than 10% of the outstanding voting securities of the Company as of closing of the Acquisition on December 19, 2011.

In connection with the Acquisition, the Company entered into a number of agreements with Samsung during fiscal year 2012 and fiscal year 2013.  In addition to the Shareholder Agreement, the Company also entered into: (i) a transition services agreement pursuant to which the Company accrued approximately $4 million in fiscal year 2013, (ii) a warranty agreement to assume specified warranty liabilities for Samsung products following the closing of the Acquisition, (iii) an intellectual property agreement previously filed on August 17, 2011 as an exhibit to the Company’s Annual Report on Form 10-K for fiscal year 2011, in relation to certain intellectual property sold and licensed under the terms of the APA, as well as an amended cross-license agreement in relation to certain of the Company’s and Samsung’s patents, neither of which requires any additional payment to be made by either the Company or Samsung, and (iv) a trademark license agreement with Samsung pursuant to which the Company accrued approximately $6 million during fiscal year 2013. In connection with the Acquisition, the Company and Samsung also negotiated certain supply arrangements pursuant to which the parties entered into (i) a new hard disk drive supply agreement under which the Company supplies disk drives to Samsung for its personal computer, notebook, consumer electronics and other businesses, and (ii) a new NAND flash memory supply agreement (the “NAND Agreement”) under which Samsung provides the Company with semiconductor products for use in the Company’s enterprise solid state drives, solid state hybrid drives and other products, in each case on terms that may be made available to each party’s largest customers. In addition to the Acquisition and various ancillary agreements, there were also a number of ongoing relationships and transactions between the Company and Samsung during fiscal year 2013.

During fiscal year 2013, the Company recorded revenues of $413 million in relation to the sale of hard disk drives to Samsung, and made payments of approximately $334 million for the purchase of NAND flash and other memory products under the terms of the NAND Agreement and other solid state memory supply agreements with Samsung. During fiscal year 2013, the Company and Samsung also continued to jointly develop certain storage technologies under the terms of a joint development and license agreement entered into in July 2010. Finally, the Company and Samsung entered into a contract for the construction of a new Company design center in Korea with a construction commencement date of February 2012, pursuant to which the Company paid Samsung approximately $53 million in fiscal year 2013.

Pursuant to the Shareholder Agreement, Dr. Jeong was appointed as Samsung’s representative to the Board as of April 26, 2012.  Dr. Jeong will be standing for election at the Company’s 2013 Annual General Meeting of Shareholders.  Prior to the date hereof, Dr. Jeong did not receive any compensation from the Company for service on the Board except for reimbursement of applicable out-of-pocket expenses incurred in connection with Board service in accordance with Company policy.  The Company has no knowledge that Dr. Jeong has any potential interest in the Share Redemption Transaction.

In accordance with the Company’s policy on Related Person Transactions, the Board and the Nominating and Corporate Governance Committee have approved the participation of the Company in (i) the Acquisition and its related transactions and (ii) the Share Redemption Transaction.  The Company’s participation in all transactions with Samsung since it became a Related Person has been in accordance with the Company’s policy on Related Person Transactions.